CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the following with respect to the Post Effective Amendment No. 1 to Registration Statement (File No. 333-17174) on
Form N-14 under the Securities Act of 1933 of The Cornercap Group of Funds with respect to the transfer of all assets and liabilities of The Atlanta Growth Fund, Inc. to the The Cornercap Group of Funds.

-- The incorporation by reference of our report dated July 9, 1996, accompanying the financial statements and financial highlights of The Atlanta Growth Fund, Inc. into the Combined Proxy
     Statement/Prospectus and the Statement of Additional Information relating thereto.

-- The reference to our Firm under the heading "Financial Statements" in the Combined Proxy Statement/Prospectus for The Atlanta Growth Fund, Inc.


COOPERS &  LYBRAND L.L.P.

2400 Eleven Pen Center
Philadelphia, Pennsylvania
January 8, 1997